EXHIBIT 8.1

January 22, 2003

LBI Media, Inc.
1845 West Empire Avenue
Burbank, California 91504

Re:	Exchange Offer for $150,000,000 10 1/8 Senior Subordinated Notes due 2012 for up to $150,000,000 10 1/8 Senior Subordinated Notes due 2012

Ladies and Gentlemen:

We have acted as counsel to LBI Media, Inc., a California corporation (the “Company”), and each of the entities listed on Schedule A attached hereto (the “Guarantors,” and together with the Company, the “Registrants”) in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 10 1/8 Senior Subordinated Notes (the “Old Notes”) and the accompanying guarantees (the “Old Guarantees”) for 10 1/8 Senior Subordinated Notes (the “Exchange Notes”) and accompanying guarantees (the “New Guarantees”) that have been registered pursuant to a registration statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

On the basis of the foregoing, it is our opinion that the exchange of the Old Notes and the Old Guarantees for the Exchange Notes and the New Guarantees pursuant to the Exchange Offer will not be treated as an “exchange” for United States federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes and the Old Guarantees for the Exchange Notes and the New Guarantees under the Exchange Offer.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities, all as in effect as of the date of this opinion. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

We consent to the filing of this opinion as an exhibit to the registration statement, to the reference to this firm and the inclusion of our opinion in the section entitled “United States Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP

SCHEDULE A

Liberman Television of Houston, Inc., a California corporation

KZJL License Corp., a California corporation

Liberman Television, Inc., a California corporation

KRCA Television, Inc., a California corporation

KRCA License Corp., a California corporation

Liberman Broadcasting, Inc., a California corporation

LBI Radio License Corp., a California corporation

Liberman Broadcasting of Houston, Inc., a California corporation

Liberman Broadcasting of Houston License Corp., a California corporation

Empire Burbank Studios, Inc., a California corporation